                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-52632


                                16,601,180 SHARES

                                   [COHO LOGO]

                                COHO ENERGY, INC.

                                  COMMON STOCK

                                   ----------

          This prospectus relates to 16,601,180 shares of our common stock, par value $0.01 per share. All of the shares are being offered by the selling shareholders identified in this prospectus. Coho will not receive any of the proceeds from the sale of shares by the selling shareholders.

          The common stock is traded in the over-the-counter market under the symbol "CHOH." On December 10, 2001, the last price at which the common stock traded in the over-the-counter market was $0.08 per share, and there were 18,714,175 shares outstanding on that date.


                                   ----------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE PURCHASING ANY OF THE COMMON STOCK.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 11, 2001




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                                     Page 1
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                                TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
Risk factors..................................................................................... 3

Cautionary statement regarding forward-looking statements........................................ 7

Business of Coho Energy, Inc..................................................................... 8

Use of proceeds.................................................................................. 8

Selling shareholders............................................................................. 8

Glossary......................................................................................... 9

Plan of distribution.............................................................................10

Legal matters....................................................................................11

Experts..........................................................................................11

Where you can find more information..............................................................11



     The terms "Coho," "our," "us" and "we" as used in this prospectus refer to Coho Energy, Inc. and its consolidated subsidiaries, unless we indicate otherwise or the context otherwise requires. Additional definitions related to oil and gas terms are located in the section of this prospectus called "Glossary."



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                                     Page 2

                                  RISK FACTORS

          An investment in our common stock is extremely risky. You should carefully consider the following factors, together with the other information contained in this prospectus or incorporated by reference herein, before investing in our common stock. An investment in our common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

OUR LEVEL OF DEBT MAY NOT ALLOW US TO PROPERLY PLAN FOR FUTURE OPPORTUNITIES OR TO COMPETE EFFECTIVELY.

     We have a high level of indebtedness. Our total consolidated indebtedness as of September 30, 2001 was $315.5 million and the ratio of total consolidated indebtedness to total capitalization was 83%. Our major borrowings are comprised of $195 million under our senior revolving bank credit facility and $93.5 million of senior subordinated notes due 2007 that we issued mainly to our majority shareholders. Our senior subordinated notes require semi-annual payments of at least 15% with increasing amounts of additional interest payable if the average realized price from our production exceeds $15 per barrel of oil equivalent up to 10% additional interest if the average realized price reaches $20 per barrel of oil equivalent. We are currently required pursuant to an intercreditor agreement with the lenders under our senior credit facility to make interest payments on the senior subordinated notes in-kind which causes our total outstanding senior subordinated indebtedness to increase semi-annually by the amount of interest and additional interest then due.

Our high level of indebtedness has several important effects on our operations, including:

     o requiring us to devote a substantial portion of our cash flow from operations to pay interest on our indebtedness and not for other uses, such as funding working capital or capital expenditures;

     o limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     o putting us at a competitive disadvantage to our competitors who have less debt than us; and

     o limiting our flexibility to plan for, or to react to, changes in our business and the industry in which we operate.

WE MAY NOT BE ABLE TO CURE THE BORROWING BASE DEFICIENCY UNDER OUR SENIOR CREDIT FACILITY WITHIN THE 90-DAY CURE PERIOD.

     As a result of the November 1, 2001 redetermination of the borrowing base under our senior credit facility to $175 million, our current borrowings exceed the borrowing base by $20 million. We are required to cure this deficiency by January 29, 2002. Since we do not expect to have sufficient working capital to make a cash payment to pay down our borrowings by $20 million, we intend to sell all or a portion of our assets to cure the borrowing base deficiency. We may not be successful in our efforts to sell assets to cure the deficiency and, as a result, an event of default under our credit facility would occur. Should our lenders decide not to stay the potential default or should we not be able to raise additional debt or equity, we may seek protection under Chapter 11 of the Bankruptcy Code.

YOU MAY NOT RECEIVE ANY CASH PROCEEDS IF WE LIQUIDATE ALL OF OUR ASSETS.

     Given our high level of indebtedness, if we elect to pursue any sales transactions and are successful, after giving effect to any required repayment or prepayment of indebtedness, we may not have any significant amounts available to provide working capital for our operations or, in the event of a sale of all of our assets, for distribution to our shareholders.



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                                     Page 3
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LIQUIDITY CONSTRAINTS MAY HINDER OUR CONTINUED OIL AND GAS OPERATIONS.

     We have historically funded our operations primarily through our cash flow from operations and borrowings under credit sources. We anticipate our principal sources of liquidity during the next 12 months will be cash on hand, cash generated by operations and proceeds from the possible sale of all or a portion of our assets.

     Our ability to raise funds through additional indebtedness is limited because substantially all of our crude oil and natural gas properties are subject to a lien for the benefit of the lenders under the bank credit facility. We may also choose to issue equity securities or sell assets to fund our operations, although the terms of our existing indebtedness limit our use of the proceeds of any sale of assets. We may not be able to raise additional capital by issuing equity securities on satisfactory terms or at all.

PAST SUBSTANTIAL NET LOSSES MAY AFFECT FUTURE OPERATIONS.

     We experienced substantial net losses for the years ended December 31, 1999 and 2000 of $30.7 million and $32.7 million, respectively. We experienced a loss before accumulated effect of an accounting change of $6.7 million for the nine months ended September 30, 2001. We may not become profitable in the future.

WE MAY NOT BE ABLE TO REPLACE DEPLETED RESERVES AT A LEVEL NECESSARY TO CONTINUE OUR PRODUCTION.

     The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, or conduct successful exploration and development activities that identify additional formations with primary or secondary reserve opportunities on our own properties, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent on our level of success in finding and acquiring additional reserves. Our ability to acquire producing properties assumes that major integrated oil companies and independent oil companies will continue to divest some of their crude oil and natural gas properties. These divestitures may not continue and we may not be able to acquire producing properties at acceptable prices. Our ability to develop additional reserves is limited by the terms of the bank credit facility and the senior subordinated notes, each of which limits our ability to obtain additional financing in the future for acquisitions and capital expenditures.

OUR HIGH LEVEL OF DEPENDENCE ON THREE MAIN CUSTOMERS MAY DIRECTLY AFFECT OUR INCOME STATEMENT.

     During 2000, two purchasers of our crude oil and natural gas, EOTT Energy Operating Limited Partnership and Amoco Production Company, accounted for 41% and 29%, respectively, of our revenues. In October 2000, we began selling our crude oil that had been previously sold to Amoco to TEPPCO Crude Oil, L.P. and Sunoco, Inc. While we believe that our relationships with EOTT, TEPPCO and Sunoco have been and will continue to be good, any loss of revenue from these customers due to nonpayment by the customer would have an adverse effect on our net income and earnings per share on our income statement and, ultimately, may effect our share price. In addition, any significant late payment may adversely effect our short-term liquidity position.

     The general partner of EOTT Energy Operating Limited Partnership is a wholly-owned subsidiary of Enron Corp. We have requested a letter of credit from EOTT for the purchase of our December 2001 production to minimize our potential credit risk that may exist due to their affiliation with Enron Corp. If we do not receive this letter of credit, any adverse developments relating to Enron Corp. that may have an adverse effect on EOTT may in turn impact EOTT's ability to fulfill its obligation to us.



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                                     Page 4

IF WE ARE UNABLE TO COMPETE EFFECTIVELY AGAINST MAJOR OIL COMPANIES AND OTHER INDEPENDENT OPERATORS, WE MAY BE UNABLE TO OBTAIN NECESSARY MATERIALS AND RESOURCES AND MAY EXPERIENCE A SIGNIFICANT DISRUPTION OF OUR OPERATIONS.

     We encounter strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable underdeveloped crude oil and natural gas properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. Although we believe our current operating resources will be adequate to preclude any significant disruption of our operations in the immediate future, the continued availability of these materials and resources to us cannot be assured.

POTENTIAL CONFLICTS OF INTEREST WITH OUR MAJORITY SHAREHOLDERS.

     A variety of conflicts of interest between Appaloosa, PPM America, Oaktree on one hand and our public shareholders on the other hand may arise as a result of the aggregate ownership of 87.4% of our common stock by these majority shareholders. Each of PPM America, Appaloosa and Oaktree, who own 35.9%, 28.2% and 23.3% of our common stock, respectively, may decide to sell all or part of their ownership interests in us in a transaction that does not provide other shareholders the opportunity to sell their shares to the purchaser for a price reflecting a change of control premium. Further, shareholders who collectively control 66 2/3% of our common stock would be in a position to control:

     o the election of our entire board of directors, thereby giving them the opportunity to select our management; and

     o the outcome of the vote on all matters requiring the vote of our shareholders, such as the acquisition or disposition of our assets, including the sale of our business as a whole, and the future issuance of our common stock or other securities.

These majority shareholders hold an aggregate of $84.2 million of the outstanding notes issued under our $93.5 million senior subordinated notes as of September 30, 2001.

THE ANTITAKEOVER EFFECTS OF SOME OF THE PROVISIONS OF OUR GOVERNING DOCUMENTS MAY PREVENT SOME TRANSACTIONS.

     Some of the provisions of our articles of incorporation and bylaws may tend to deter potential unsolicited offers or other efforts to obtain control that are not approved by our board of directors. These provisions include the right of our board of directors, without any action by our shareholders, to fix the rights and preferences of undesignated preferred stock, including dividend, liquidation and voting rights. All of these provisions apply to the common stock, and may have the effect of delaying, deferring or preventing a change of control.

OUR COMMON STOCK IS NOT LISTED ON THE NASDAQ NATIONAL MARKET OR ANY OTHER STOCK EXCHANGE, WHICH MAY DEPRESS THE PRICE OF THE COMMON STOCK AND YOU MAY HAVE DIFFICULTIES RESELLING THE STOCK.

     Our common stock is not listed on the Nasdaq National Market or any other national securities exchange which may affect the liquidity and marketability of our common stock.

OUR PROFITABILITY IS HIGHLY DEPENDENT ON INDUSTRY CONDITIONS THAT HAVE, IN THE PAST, CAUSED US TO IMPLEMENT SIGNIFICANT WRITEDOWNS OF OUR ASSETS.

     Our revenue, profitability and future rate of growth substantially depend on prevailing prices for crude oil and natural gas. Crude oil and natural gas prices can be extremely volatile. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels.



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                                     Page 5

IF OIL PRICES DECLINE SIGNIFICANTLY, WE MAY HAVE TO WRITE DOWN THE CARRYING VALUE OF OUR RESERVES.

     We periodically review the carrying value of our crude oil and natural gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, a ceiling test is performed whereby capitalized costs of proved oil and natural gas properties may not exceed a present value, based on unescalated prices at a single point in time, of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. When a write-down is required, it results in a charge to earnings, but does not affect cash flow from operating activities. Once incurred, a write-down of crude oil and natural gas properties is not reversible at a later date.

OUR ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUE INFORMATION MAY DIFFER FROM ACTUAL RESULTS WHICH COULD AFFECT OUR REPORTED ASSETS AND OUR ABILITY TO BORROW FUNDS.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The reserve data included in our 2000 annual report on Form 10-K represent only estimates. In addition, the estimates of future net revenue from proved reserves and their present value are based on assumptions about future production levels, prices and costs that may change over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the present value of proved reserves for the crude oil and natural gas properties described in our 2000 annual report are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 2000. The NYMEX prices as of December 31, 2000, used for purposes of our estimates were $26.80 per Bbl of crude oil and $9.78 per MMbtu of natural gas. These year end market prices are high in comparison to historical average crude oil and natural gas prices in the most recent three-year period. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of our reserves.

COSTS OF ENVIRONMENTAL LIABILITIES, REGULATION AND LITIGATION COULD EXCEED OUR ESTIMATES.

     Our current and former operations involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations may obligate us to remediate various sites at which petroleum, chemicals, low-level radioactive substances or other regulated materials may have been disposed of or released. We have been party to legal proceedings involving environmental matters in the past. Although these legal proceedings were settled in connection with our plan of reorganization, there can be no assurance that we will not be party to other legal proceedings involving environmental matters in the future.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

     o    the difficulty of estimating remediation costs;

     o the uncertainty in quantifying liabilities under environmental laws that may impose joint and several liability on all potentially responsible parties; and

     o    the nature of environmental laws and regulations.

     Although we believe we have established appropriate reserves for liabilities, including remediation costs, we could be required to set aside additional reserves in the future due to these uncertainties.




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




            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus includes statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus or incorporated by reference herein that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future, including:

     o    crude oil and natural gas reserves;

     o    future acquisitions;

     o    future drilling and operations;

     o    future capital expenditures;

     o    future production costs;

     o    future production of crude oil and natural gas;

     o    future economic performance; and

     o    future net cash flow of proved crude oil and natural gas reserves are forward-looking statements. These forward-looking statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Important factors that could cause actual results to differ materially from our estimates or projections include, among others, the following:

     o the highly competitive nature of the oil and gas exploration and production business;

     o    the substantial amount of our long-term indebtedness;

     o the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     o    changes to our estimates of oil and gas reserves;

     o the risk that our earnings may be adversely affected by fluctuating energy prices;

     o the business opportunities, or lack thereof, that may be presented to and pursued by us;

     o risks incident to the drilling and operation of oil and gas wells, including environmental liabilities;

     o the risk that we will default under our credit facility if we are unable to comply with its borrowing base limitations; and

     o    other factors, many of which are beyond our control.

     These types of statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. You should not rely on this information as an estimate or prediction of future performance.




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                                     Page 7

                          BUSINESS OF COHO ENERGY, INC.

     We are an independent energy company engaged, through our wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas. Our operations are concentrated principally in Mississippi and Oklahoma.

     At December 31, 2000, our total proved reserves were 100.8 MMBOE, of which approximately 95% were comprised of crude oil and approximately 69% were proved developed. The present value of estimated future net cash flows, before income taxes, of proved crude oil and natural gas reserves, discounted at an assumed rate of 10%, was $756.6 million based on year end market prices of $26.80 per barrel for crude oil and $9.78 per MMbtu for natural gas. Market prices for crude oil and natural gas have fluctuated significantly over the last three years. These year end market prices are high in comparison to historical average crude oil and natural gas prices in the most recent three-year period. At December 31, 2000, our operations were conducted in 19 major producing fields, 16 of which we operated. Our average working interest in the fields we operate was approximately 80%.

     Our executive offices are located at 14785 Preston Road, Suite 860, Dallas, Texas 75240, and our telephone number is (972) 774-8300.

     On August 23, 1999, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. We filed a plan of reorganization that was confirmed by the bankruptcy court on March 20, 2000. On March 31, 2000, our plan of reorganization became effective and was consummated.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.


                              SELLING SHAREHOLDERS

     On March 31, 2000, our plan of reorganization was consummated and we emerged from bankruptcy. The selling shareholders received 14,039,826 shares of common stock under the plan of reorganization in full settlement of our old $150 million 8 7/8% Senior Subordinated Notes due 2007 and 2,671,448 shares of common stock as lenders under our new $72 million 15% Senior Subordinated Notes due 2007. This prospectus relates to the sale by such shareholders from time to time of up to 16,601,180 shares of our common stock owned by such shareholders as of November 27, 2001.

     The table below sets forth information, as of November 27, 2001, regarding the beneficial ownership of the shares of common stock by the selling shareholders. Each selling shareholder is offering all of the shares they beneficially own, and assuming they sell every share, will not beneficially own any shares of Coho. The selling shareholders may offer all, some or none of their shares.



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                                     Page 8

                                                                          Beneficially Owned
                                                                           Prior to Offering
                                                                    -----------------------------
                                                                      Number of      Percent of
Selling Shareholders                                                   Shares           Class
--------------------                                                -------------   -------------
PPM America Special Investments Fund, L.P. (1)                          3,047,873            16.3%
PPM America Special Investments CBO II, L.P. (1)                        3,673,203            19.6%
Appaloosa Investment Limited Partnership I (2)                          2,689,880            14.4%
Palomino Fund Ltd. (2)                                                  2,580,054            13.8%
Oaktree Capital Management, LLC (3)                                     4,366,885            23.3%
Pacholder Value Opportunity Fund, L.P. (4)                                 56,143               *
Pacholder High Yield Fund, Inc. (4)                                        74,857               *
One Group High Yield Bond Fund (4)                                         74,857               *
Evangelical Lutheran Church in America Board of Pensions (4)               37,428               *
                                                                    -------------
                                                                       16,601,180
                                                                    =============

* Less than 1%

(1) Represents shares held in accounts managed by PPM America, Inc. for which it has voting and dispositive power.

(2) Represents shares held in accounts managed by Appaloosa Management L.P. for which it has voting and dispositive power.

(3) Oaktree Capital Management, LLC is the investment manager and/or general partner of (i) the OCM High Yield Limited Partnership, which directly owns 188,250 or 1.0% of our shares of common stock; (ii) the OCM High Yield Fund II, L.P., which directly owns 830,385 or 4.4% of our shares of common stock; and (iii) the OCM High Yield Trust, which directly owns 282,365 or 1.5% of our shares of common stock. Oaktree is also the investment manager of various third party separate accounts, which directly owns in the aggregate 3,065,885 or 16.4% of our shares of common stock. Although Oaktree may be deemed to beneficially own such shares for purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Oaktree, a registered investment advisor under the Investment Advisors Act of 1940, as amended, disclaims any beneficial ownership of the shares of common stock held by the funds and accounts that Oaktree manages.

(4) Represents shares held in accounts managed by Pacholder Associates, Inc. for which it has voting and dispositive power.

PPM America, Inc., Appaloosa Management L.P., and Oaktree Capital, LLC selected all the members of our board of directors on April 1, 2000 in connection with our reorganization. In August 2001, the three directors, James E. Bolin, Ronald Goldstein and John G. Graham, selected by Appaloosa Management L.P. and Oaktree Capital, LLC resigned as our directors. The board vacancies created by these directors' resignations have not been filled at this time.


                                    GLOSSARY

     The following definitions apply to the technical terms used in this prospectus:

     "BOE" means barrel of oil equivalent, assuming a ratio of six thousand cubic feet (mcf) of gas to one barrel of crude oil.

     "MMbtu" means millions of British Thermal Units.




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                                     Page 9

     "Present value of proved reserves" means the present value discounted at 10% of estimated future net cash flows before income taxes of proved crude oil and natural gas reserves.

     "Proved developed reserves" means only those proved reserves expected to be recovered from existing completion intervals in existing wells and those reserves that exist behind the casing of existing wells when the cost of making those reserves available for production is relatively small relative to the cost of a new well.

     "Proved reserves" means natural gas, crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable.


                              PLAN OF DISTRIBUTION

     Coho is registering the shares of common stock on behalf of the selling shareholders. We anticipate that the selling shareholders may sell all or a portion of the shares of the common stock offered by this prospectus from time to time on the over-the-counter market, on other securities exchanges or in private transactions, at fixed prices, at market prices prevailing at the time of sale or at prices reasonably related to the market price, at negotiated prices, or by a combination of these methods of sale through:

     o ordinary brokerage transactions and transactions in which the broker solicits purchases;

     o sales to one or more brokers or dealers as principal, and the resale by those brokers or dealers for their account, including resales to other brokers and dealers;

     o block trades in which a broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

     o    privately negotiated transactions with purchasers.

We are not aware as of the date of this prospectus of any agreements between the selling shareholders and any broker-dealers regarding the sale of the shares of common stock offered by this prospectus, although we have made no inquiry in that regard.

     The selling shareholders and any broker, dealer or other agent executing sell orders on behalf of the selling shareholders may be considered to be underwriters within the meaning of the Securities Act. If so, commissions received by any of these brokers, dealers or agents and profit on any resale of the shares of common stock may be considered to be underwriting commissions under the Securities Act. These commissions received by a broker, dealer or agent may be in excess of customary compensation.

     All costs, fees and expenses or registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

     The selling shareholders also may resell all or a portion of the shares of common stock offered by this prospectus in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling shareholder and any other



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                                    Page 10
person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling shareholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

                                  LEGAL MATTERS

     Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas has passed upon the validity of the securities offered by this prospectus.

                                     EXPERTS

     The financial statements and schedules incorporated by reference in the prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim financial information for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

     The historical reserve information included in our annual report on Form 10-K for the year ended December 31, 2000, which is incorporated in this prospectus by reference, was reviewed by Ryder Scott Company and Sproule Associates, Inc. Our historical reserve information has been included in reliance upon the authority of each firm as experts with respect to matters contained in their respective reserve reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the shares to be sold by the selling shareholders. The registration statement, including exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:


Public Reference Room                 New York Regional Office            Chicago Regional Office
Room 1024                             233 Broadway                        Citicorp Center
450 Fifth Street, N.W.                New York, New York  10279           Suite 1400
Washington, D.C.  20549                                                   500 West Madison Street
                                                                          Chicago, Illinois  60661-2511


     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov.




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     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13 (c), 14 or 15 (d) of the Exchange Act, until all of the shares offered by this prospectus have been sold:

     o    Our annual report on Form 10-K for the year ended December 31, 2000;

     o Our amendment to our annual report on Form 10-K/A for the year ended December 31, 2000;

     o Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     o Our current report on Form 8-K dated January 3, 2001, which contains a description of our capital stock; and

     o    Our current report on Form 8-K dated April 24, 2001.

     You can obtain any of the documents incorporated by reference in this prospectus through us or from the SEC through the SEC's web site at the address provided above. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

     Coho Energy, Inc.
     17485 Preston Rd., Suite 860
     Dallas, TX  75240
     (972) 744-8300
     Attn:  Gary Pittman




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     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Coho Energy, Inc. have not changed since the date hereof.


                                   ----------



                                16,601,180 SHARES



                                COHO ENERGY, INC.



                                  COMMON STOCK


                                   ----------


                                   PROSPECTUS

                                   ----------



                               DECEMBER 11, 2001




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